Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports
 Record Second Quarter 2015 Results

- GAAP earnings of $0.58 per share
- Quarterly loan growth of $100 million

                        SYRACUSE, N.Y. — July 20, 2015 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2015 net income of $23.8 million, an increase of 0.7% compared with $23.7 million earned for the second quarter of 2014.  Diluted earnings per share totaled $0.58 for the second quarter of 2015, a one cent per share improvement over the $0.57 per share reported in the second quarter of 2014, and included $0.4 million of acquisition expenses, or six-tenths of a cent per share.  2015 year-to-date net income of $46.1 million, or $1.12 per share, was 0.9% above the first six months of 2014, and included $0.8 million of acquisition expenses, or 1.3 cents per share.

“Our record second quarter operating results were driven by solid loan growth, particularly business lending, a continuation of exceptional credit quality, and disciplined expense management,” said President and Chief Executive Officer Mark E. Tryniski.  “After a very slow start to our lending activity in the first quarter of 2015, we were able to realize a strong improvement in our second quarter momentum.  In addition, in the first quarter we announced the signing of a definitive agreement to acquire Oneida Financial Corp., which will further extend and strengthen our Central New York service area by expanding our market presence in the Syracuse and Utica-Rome metropolitan areas.  This transaction adds to our product and service offerings in insurance, benefits and wealth management, while combining two organizations with similar cultures and the same history of impeccable service to our customers and investment in our communities.  Subject to various regulatory approvals, we expect to complete the transaction early in the fourth quarter. ”

Total revenue for the second quarter of 2015 was $90.9 million, an increase of $0.1 million, or 0.1%, over the prior year quarter.  The modestly higher revenue was generated as a result of a 3.5% increase in average earning assets and continued growth in core noninterest income, which more than offset an 18 basis-point reduction in net interest margin from the prior year quarter.  Continued organic growth drove a $0.8 million, or 5.5% increase in wealth management and employee benefit services revenues.  Deposit service fees increased slightly year-over-year, the result of increased card-related revenues offset by lower fees from account overdraft protection programs.  The quarterly provision for loan losses of $0.6 million was $1.3 million lower than the second quarter of 2014, reflective of lower levels of net charge-offs and improved non-performing asset and delinquent loan ratios.  Total operating expenses of $56.0 million for the quarter were $0.9 million, or 1.6% above the second quarter of 2014, and included acquisition expenses of $0.4 million.  Certain statutory changes to state tax rates and structures along with a lower proportion of tax-exempt income resulted in a quarterly effective tax rate of 30.5% in the second quarter of 2015, compared to 29.9% in the second quarter of 2014.

Second quarter 2015 net interest income was $61.2 million, an increase of $0.1 million, or 0.1%, compared to the second quarter of 2014.  Improved funding costs were offset by a 20-basis point decline in earning asset yields, which were driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $90.0 million, or 2.2%, average loan yields declined 11 basis points year-over-year, resulting in a $0.3 million reduction in quarterly loan interest income.  Investment interest income was $0.1 million higher than the second quarter of 2014 as average investment securities (including cash equivalents) increased by $141.5 million, and the yield declined 33 basis points, principally the result of the decision to early invest a portion of the expected net liquidity from the pending Oneida Financial transaction.  Interest expense was $0.3 million lower than the previous year’s quarter, driven by a three basis-point decline in the total cost of funds.  Wealth management and employee benefit services revenues increased $0.8 million, or 5.5%, to $15.7 million compared to second quarter 2014.  Customer and product expansion continued into 2015 and drove the improved performance.  Revenues from mortgage banking and other services declined $0.8 million from the second quarter of 2014, which included nearly $0.5 million in non-recurring insurance-related gains.

Second quarter 2015 operating expenses of $56.0 million increased $0.9 million over the second quarter of 2014, including $0.4 million of acquisition expenses incurred in the second quarter of 2015.  Salaries and employee benefits increased $0.6 million, or 2.0%, and included planned merit increases.  All other expenses, excluding acquisition expenses, declined 0.3% and reflected lower occupancy and equipment costs and lower intangible amortization compared to the second quarter of 2014, partially offset by slightly higher business development costs.  The second quarter 2015 effective income tax rate of 30.5% was higher than the 29.9% in last year’s second quarter.

Financial Position

Average earning assets of $6.86 billion for the second quarter of 2015 were up $231.5 million from the second quarter of 2014, and were $196.6 million higher than the first quarter of 2015.  Compared to the prior year, total average earning asset balances included growth of $90.0 million in average loan balances, while average investment securities and interest-earning cash balances increased by $141.5 million, predominantly from incremental investment purchases related to the anticipated net liquidity from the pending Oneida Financial acquisition.  Average deposit balances grew $119.8 million compared to the second quarter of 2014, and were $75.4 million higher than the first quarter of 2015.  Average borrowings in the second quarter of 2015 of $438.9 million were $53.8 million, or 14.0%, higher than the prior year quarter.

Ending loans at June 30, 2015 increased $115.8 million, or 2.8%, year-over-year, reflecting productive organic growth in almost every one of the Company’s lending portfolios, and was generally consistent with market demand characteristics.  Investment securities totaled $2.87 billion at June 30, 2015, up $333.6 million from the end of June 2014.

Shareholders’ equity of $1.0 billion at June 30, 2015 was $45.3 million, or 4.7%, higher than the prior year quarter-end, primarily due to strong earnings generation and capital retention over the last four quarters.  The Company’s net tangible equity to net tangible assets ratio was 8.63% at June 30, 2015, up from 8.44% at June 30, 2014.  The Company’s Tier 1 leverage ratio rose to 10.20% for the current quarter, up 56 basis points from the second quarter of 2014.

As previously announced, in December 2014 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting January 1, 2015.  Such repurchases may be made at the discretion of the Company’s senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company repurchased 265,230 shares of its common stock in the first quarter of 2015.  No additional shares were repurchased in the second quarter.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $0.3 million for the second quarter, compared to $1.5 million for the second quarter of 2014 and $1.0 million for the first quarter of 2015.  Net charge-offs as an annualized percentage of average loans measured 0.03% in the second quarter of 2015, compared to 0.14% in the prior year second quarter and 0.09% in the first quarter of 2015.  Nonperforming loans as a percentage of total loans at June 30, 2015 were 0.54%, slightly improved from 0.58% at June 30, 2014 and consistent with the 0.54% of total loans at March 31, 2015.  The total loan delinquency ratio of 1.09% at the end of the second quarter was down 15 basis points from the end of the second quarter of 2014.  The second quarter provision for loan losses of $0.6 million was $1.3 million, or 68.9%, lower than the second quarter of 2014, and consistent with the first quarter of 2015, due primarily to lower net charge-off levels than the previous year’s second quarter.  The allowance for loan losses to nonperforming loans was 197% at June 30, 2015, comparable with the 187% and 198% levels at the end of the second quarter of 2014 and the first quarter of 2015, respectively.

Oneida Financial Corp

In February 2015, the Company announced the signing of a definitive agreement to acquire Oneida Financial Corp., the parent company of Oneida Savings Bank for approximately $142 million in Community Bank System, Inc. stock and cash, or $20.00 per share.  Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split.  The merger agreement has been unanimously approved by the board of directors of both companies.  Community Bank System, Inc. expects the transaction to be immediately accretive excluding merger-related costs.  The merger, which has been approved by the Oneida shareholders, is expected to close in October 2015, subject to required regulatory approvals.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Monday, July 20th) to discuss second quarter results.  The conference call can be accessed at 888-427-9376 (1-719-457-2645 if outside United States and Canada) using the conference ID code 7762121.  Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/9437.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.9 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Earnings
Loan income	$45,791	$46,073	$91,382	$91,766
Investment income	18,089	18,036	34,952	35,582
Total interest income	63,880	64,109	126,334	127,348
Interest expense	2,652	2,939	5,266	6,069
Net interest income	61,228	61,170	121,068	121,279
Provision for loan losses	591	1,900	1,214	2,900
Net interest income after provision for loan losses	60,637	59,270	119,854	118,379
Deposit service fees	13,213	13,172	25,683	25,427
Revenues from mortgage banking and other banking services	799	1,608	1,854	2,798
Wealth management services	4,385	4,438	8,831	8,912
Employee benefit services	11,322	10,448	22,397	20,883
Total noninterest income	29,719	29,666	58,765	58,020
Salaries and employee benefits	31,010	30,409	62,039	61,149
Occupancy and equipment	6,844	6,916	14,239	14,608
Amortization of intangible assets	880	1,101	1,799	2,242
Litigation settlement	0	0	0	0
Acquisition expenses	361	0	756	123
Other	16,953	16,738	33,163	32,964
Total operating expenses	56,048	55,164	111,996	111,086
Income before income taxes	34,308	33,772	66,623	65,313
Income taxes	10,468	10,096	20,486	19,463
Net income	$23,840	$23,676	$46,137	$45,850
Basic earnings per share	$0.58	$0.58	$1.13	$1.13
Diluted earnings per share	$0.58	$0.57	$1.12	$1.11

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015		2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$45,791	$45,591	$46,878	$46,883	$46,073
Investment income	18,089	16,863	17,707	17,404	18,036
Total interest income	63,880	62,454	64,585	64,287	64,109
Interest expense	2,652	2,614	2,829	2,893	2,939
Net interest income	61,228	59,840	61,756	61,394	61,170
Provision for loan losses	591	623	2,531	1,747	1,900
Net interest income after provision for loan losses	60,637	59,217	59,225	59,647	59,270
Deposit service fees	13,213	12,470	13,496	13,833	13,172
Revenues from mortgage banking and other banking services	799	1,055	1,149	1,867	1,608
Wealth management services	4,385	4,446	4,341	4,617	4,438
Employee benefit services	11,322	11,075	10,942	10,755	10,448
Total noninterest income	29,719	29,046	29,928	31,072	29,666
Salaries and employee benefits	31,010	31,029	30,987	30,941	30,409
Occupancy and equipment	6,844	7,395	6,724	6,617	6,916
Amortization of intangible assets	880	919	994	1,051	1,101
Litigation settlement	0	0	0	2,800	0
Acquisition expenses	361	395	0	0	0
Other	16,953	16,210	17,979	17,402	16,738
Total operating expenses	56,048	55,948	56,684	58,811	55,164
Income before income taxes	34,308	32,315	32,469	31,908	33,772
Income taxes	10,468	10,018	9,336	9,537	10,096
Net income	$23,840	22,297	23,133	22,371	23,676
Basic earnings per share	$0.58	$0.55	$0.57	$0.55	$0.58
Diluted earnings per share	$0.58	$0.54	$0.56	$0.54	$0.57
Profitability
Return on assets	1.25%	1.21%	1.22%	1.19%	1.28%
Return on equity	9.44%	8.97%	9.35%	9.25%	10.13%
Return on tangible equity(3)	14.40%	13.74%	14.57%	14.66%	16.34%
Noninterest income/operating income (FTE) (1)	31.6%	31.6%	31.3%	32.2%	31.3%
Efficiency ratio (2)	58.3%	59.4%	58.3%	57.0%	57.0%
Components of Net Interest Margin (FTE)
Loan yield	4.40%	4.45%	4.43%	4.48%	4.51%
Cash equivalents yield	0.28%	0.20%	0.19%	0.17%	0.23%
Investment yield	3.15%	3.22%	3.43%	3.37%	3.48%
Earning asset yield	3.92%	3.99%	4.06%	4.06%	4.12%
Interest-bearing deposit rate	0.15%	0.16%	0.16%	0.17%	0.17%
Borrowing rate	0.84%	1.01%	0.88%	0.87%	0.91%
Cost of all interest-bearing funds	0.20%	0.21%	0.22%	0.23%	0.23%
Cost of funds (includes DDA)	0.16%	0.17%	0.18%	0.18%	0.19%
Net interest margin (FTE)	3.76%	3.83%	3.89%	3.89%	3.94%
Fully tax-equivalent adjustment	$3,115	$3,085	$3,804	$3,923	$3,972

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015		2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$4,211,961	$4,190,823	$4,223,653	$4,180,283	$4,121,976
Cash equivalents	11,325	18,080	11,260	8,225	9,535
Taxable investment securities	2,031,234	1,845,295	1,830,375	1,834,590	1,839,488
Nontaxable investment securities	607,585	611,330	622,365	642,114	659,662
Total interest-earning assets	6,862,105	6,665,528	6,687,653	6,665,212	6,630,661
Total assets	7,678,719	7,489,179	7,495,814	7,457,409	7,407,151
Interest-bearing deposits	4,777,195	4,704,003	4,689,788	4,671,216	4,754,636
Borrowings	438,931	327,791	406,610	427,051	385,150
Total interest-bearing liabilities	5,216,126	5,031,794	5,096,398	5,098,267	5,139,786
Noninterest-bearing deposits	1,321,738	1,319,499	1,293,760	1,281,626	1,224,515
Shareholders' equity	1,012,470	1,008,394	981,737	959,484	937,532
Balance Sheet Data
Cash and cash equivalents	$143,047	$150,533	$138,396	$157,500	$161,903
Investment securities	2,868,050	2,656,424	2,512,974	2,506,242	2,534,419
Loans:
Business lending	1,295,889	1,239,529	1,262,484	1,251,178	1,247,129
Consumer mortgage	1,608,064	1,605,019	1,613,384	1,598,298	1,580,584
Consumer indirect	837,449	804,300	833,968	841,975	797,297
Home equity	340,578	338,979	342,342	339,121	339,345
Consumer direct	181,623	176,084	184,028	186,672	183,448
Total loans	4,263,603	4,163,911	4,236,206	4,217,244	4,147,803
Allowance for loan losses	45,282	45,005	45,341	45,273	44,615
Intangible assets, net	385,515	386,054	386,973	387,966	389,018
Other assets	293,838	264,122	260,232	278,964	272,815
Total assets	7,908,771	7,576,039	7,489,440	7,502,643	7,461,343
Deposits:
Noninterest-bearing	1,337,101	1,316,621	1,324,661	1,279,052	1,257,223
Non-maturity interest-bearing	4,020,192	4,055,976	3,837,603	3,881,249	3,872,262
Time	729,527	753,950	773,000	807,030	841,810
Total deposits	6,086,820	6,126,547	5,935,264	5,967,331	5,971,295
Borrowings	566,200	195,700	338,000	343,805	319,408
Subordinated debt held by unconsolidated subsidiary trusts	102,134	102,128	102,122	102,115	102,109
Accrued interest and other liabilities	153,278	138,262	126,150	123,868	113,516
Total liabilities	6,908,432	6,562,637	6,501,536	6,537,119	6,506,328
Shareholders' equity	1,000,339	1,013,402	987,904	965,524	955,015
Total liabilities and shareholders' equity	7,908,771	7,576,039	7,489,440	7,502,643	7,461,343
Capital
Tier 1 leverage ratio	10.20%	10.23%	9.96%	9.79%	9.64%
Tangible equity/net tangible assets (3)	8.63%	9.19%	8.92%	8.57%	8.44%
Diluted weighted average common shares O/S	41,265	41,247	41,248	41,260	41,269
Period end common shares outstanding	40,877	40,724	40,748	40,707	40,688
Cash dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.28
Book value	$24.47	$24.88	$24.24	$23.72	$23.47
Tangible book value(3)	$15.96	$16.31	$15.63	$15.04	$14.74
Common stock price (end of period)	$37.77	$35.39	$38.13	$33.59	$36.20

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015		2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$21,439	$20,984	$20,731	$21,323	$21,991
Accruing loans 90+ days delinquent	1,557	1,699	3,106	2,690	1,930
Total nonperforming loans	22,996	22,683	23,837	24,013	23,921
Other real estate owned (OREO)	2,324	1,767	1,855	3,619	4,281
Total nonperforming assets	25,320	24,450	25,692	27,632	28,202
Net charge-offs	313	959	2,462	1,090	1,482
Allowance for loan losses/loans outstanding	1.062%	1.081%	1.070%	1.074%	1.076%
Nonperforming loans/loans outstanding	0.54%	0.54%	0.56%	0.57%	0.58%
Allowance for loan losses/nonperforming loans	197%	198%	190%	189%	187%
Net charge-offs/average loans	0.03%	0.09%	0.23%	0.10%	0.14%
Delinquent loans/ending loans	1.09%	1.19%	1.46%	1.32%	1.24%
Loan loss provision/net charge-offs	188%	65%	103%	160%	128%
Nonperforming assets/total assets	0.32%	0.32%	0.34%	0.37%	0.38%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$18,557	$18,278	$17,676	$17,313	$18,147
Accruing loans 90+ days delinquent	1,463	1,325	2,828	2,545	1,813
Total nonperforming loans	20,020	19,603	20,504	19,858	19,960
Other real estate owned (OREO)	1,518	1,357	1,469	1,794	2,303
Total nonperforming assets	21,538	20,960	21,973	21,652	22,263
Net charge-offs	425	877	2,098	1,088	1,204
Allowance for loan losses/loans outstanding	1.11%	1.14%	1.14%	1.14%	1.15%
Nonperforming loans/loans outstanding	0.50%	0.50%	0.52%	0.51%	0.52%
Allowance for loan losses/nonperforming loans	223%	226%	221%	226%	221%
Net charge-offs/average loans	0.04%	0.09%	0.21%	0.11%	0.13%
Delinquent loans/ending loans	1.04%	1.11%	1.39%	1.23%	1.19%
Loan loss provision/net charge-offs	191%	61%	125%	160%	155%
Nonperforming assets/total assets	0.28%	0.29%	0.30%	0.30%	0.31%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $37.7 million at 6/30/15) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.